Exhibit 10.1

Christa Davies

Aon Corporation

United States

June 25, 2018

International Assignment: Chicago, Illinois to London, England

Dear Christa,

This letter serves to amend your international assignment letter dated effective July 1, 2016 governing the terms of your international assignment from Chicago, Illinois to London, England (your “International Assignment Letter”).

Pursuant to this letter, the term of your international assignment shall be extended an additional one year, through June 30, 2019.

Except as otherwise expressly modified herein, the terms of the International Assignment Letter, and your acknowledgment and acceptance thereof, shall continue in full force and effect.

Please confirm acceptance of the terms and conditions of this letter by signing below and returning a copy of the signed letter to me.

Sincerely,

/s/ Anthony R. Goland
Anthony R. Goland
Executive Vice President and Chief Human Resources Officer

Acknowledged and Agreed:

/s/ Christa Davies
Christa Davies